                                      LOGO


                         NOTICE OF 1998 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 April 13, 1998

Dear Shareholder:

  The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 13, 1998, beginning at 10:00 a.m. C.D.T. (See map for directions.)

  The directors and officers of your company join me in extending you a cordial invitation to attend.

  For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

  The agenda for the meeting includes the election of three directors and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

  I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card and sign, date and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.

                                     LOGO
                                     Gary C. Comer
                                     Chairman

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1998

To Our Shareholders:

  The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 13, 1998, at 10:00 a.m. C.D.T. for the following purposes:

  1. To elect three members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 2001, and until their successors are duly elected and qualified.

  2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending January 29, 1999.

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 20, 1998, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

  Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          LOGO
                                          Robert S. Osborne
                                          Secretary

Dodgeville, Wisconsin
April 13, 1998

  YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1998 annual meeting of shareholders on Wednesday, May 13, 1998, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 13, 1998.

PROXIES

  Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company and (c) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

VOTING OF PROXIES AND SHARES OUTSTANDING

  Holders of record at the close of business on March 20, 1998, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 20, 1998, the record date for the meeting, was 30,961,250 all of one class and each entitled to one vote, owned by 2,427 shareholders of record.

  The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

  The Board of Directors is composed of eight directors. The directors are divided into three classes, two of which are composed of three directors each, and one of which is comprised of two directors. One class is elected each year for a three year term. The three nominees for election as directors to serve until the annual meeting of shareholders in 2001, and until their respective successors are duly elected and qualified, are John N. Latter, Daniel Okrent and Michael J. Smith. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. Latter, Okrent and Smith.

  The following tabulation sets forth, as of March 20, 1998, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                DIRECTOR NOMINEES FOR A TERM TO EXPIRE IN 2001

JOHN N. LATTER                                                          AGE: 72

  Director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

DANIEL OKRENT                                                           AGE: 50

  Director of the Company since October 1997, Mr. Okrent has been editor of new media for Time, Inc., New York, since December 1996, after serving four years as managing editor of Life. Prior to 1991, he was editor at Alfred A. Knopf, Inc. and Viking Press and editor-in-chief at Harcourt Brace Jovanovich.

MICHAEL J. SMITH                                                        AGE: 37

  President and Chief Executive Officer of the Company since December 1994. In 1983, Mr. Smith entered the employ of the Company as a Market Research Analyst. In 1985, he became Circulation Manager of Planning and in 1988, he was promoted to Manager of Merchandise Planning and Research. In 1990, Mr. Smith was named Managing Director of Coming Home and in 1991, he was elected Vice President of that business. Mr. Smith has been serving as a director of the Company since his appointment to his current positions in December 1994.

                     DIRECTORS WHOSE TERM EXPIRES IN 1999

GARY C. COMER                                                           AGE: 70

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

DAVID B. HELLER                                                         AGE: 67

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm. Mr. Heller is also a director of Ambassador Apartments, Inc., a real estate investment trust.

                     DIRECTORS WHOSE TERM EXPIRES IN 2000

RICHARD C. ANDERSON                                                     AGE: 68

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984. Mr. Anderson provides certain services to the Company and is compensated for such services. See "Meetings and Compensation of Directors; Committees of the Board."

WILLIAM E. FERRY                                                        AGE: 57

  Vice Chairman of Sales since rejoining the Company in July 1996. Mr. Ferry served as Executive Vice President, Merchandising, with the Company between 1981 and 1986. Mr. Ferry was the President and Chief Executive Officer for Eastern Mountain Sports from 1986 until 1996. Mr. Ferry has been serving as a director of the Company since November 1996.

HOWARD G. KRANE                                                         AGE: 64

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also Chairman of the Board of Trustees of the University of Chicago.

                    MEETINGS AND COMPENSATION OF DIRECTORS

  The Board of Directors held eight formal meetings during the fiscal year ended January 30, 1998. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Until May 1997, Directors who were not salaried officers or employees of the Company were eligible to receive an annual retainer of $25,000 in cash of which they could irrevocably elect to defer receipt during which time the deferred amount would be adjusted to reflect the performance of the Company's Common Stock. The Company's Non-Employee Director Stock Option Plan (the "DSOP"),which was adopted by the Board of Directors on February 18, 1997 and approved by the shareholders on May 14, 1997, replaced the annual retainer. In addition, the reasonable expenses incurred by each director in connection with his duties as a director are reimbursed by the Company. Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

  The DSOP is intended to further the growth and development of the Company by encouraging non-employee directors of the Company to expand their ownership interests in the Company by purchasing its Common Stock. It is intended that the DSOP will provide such persons with an added incentive to continue to serve as directors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company, thereby more closely aligning their interests with those of the stockholders generally. There is an aggregate of 400,000 shares of the Company's Common Stock available for issuance upon exercise of options granted under the DSOP, which shares may be authorized and unissued shares or treasury shares. Options are granted under the DSOP with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of the grant. The DSOP is a "formula plan" which specifies when and in what amounts options are to be granted to eligible directors. All non-employee directors other than Gary C. Comer, who has waived participation in the DSOP, participate in the DSOP.

  In addition to providing for initial option grants to the non-employee directors in office at the time the DSOP was approved by the stockholders and interim grants to new non-employee directors, the DSOP provides for annual grants of 5,000 shares to each eligible director (other than directors who received the initial option, who are not eligible for the annual option until the annual meeting of the stockholders in 2000). In fiscal year 1998, Messrs. Anderson, Heller, Krane and Latter each received an initial grant of 20,000 shares at a price of $28.625. Mr. Okrent received an interim grant of 2,917 shares at a price of $30.938 upon his appointment to the Board of Directors in October 1997.

  In addition to stock options under the DSOP described above, Mr. Anderson received total compensation of $84,900 from the Company in consideration for his providing creative and merchandising consulting services to the Company during fiscal year 1998. The Company paid $1,372 of Lands' End, Inc. Health Care plan premiums for each of Mr. Anderson and Mr. Comer in fiscal year 1998. Mr. Anderson received $1,442 and Mr. Comer received $339 representing personal use of Company planes. Mr. Okrent received $6,248 representing $3,067 of product and the tax gross up of $3,181.

                            COMMITTEES OF THE BOARD

  The Board has three standing committees: The Audit Committee, the Compensation Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are described briefly below:

AUDIT COMMITTEE

  The members of the Audit Committee are John N. Latter (chairman) and David
B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the results of the annual audit, to review the Company's internal controls and the functions of the Company's internal audit staff, and to report to the Board of Directors on the activities and findings of the Audit Committee and make recommendations to the Board of Directors based on such findings. The Company's internal audit staff and independent public accountants have direct access to the Audit Committee to discuss auditing and any other accounting matters. The Audit Committee held two formal meetings during fiscal year 1998.

COMPENSATION COMMITTEE

  The members of the Compensation Committee are Howard G. Krane (chairman), Gary C. Comer, David B. Heller and John N. Latter. The Compensation Committee monitors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid to the Company's Chief Executive Officer, to the four other most highly compensated executive officers (the "Named Executive Officers") and to any other officer whose annual compensation is $300,000 or more (except to the extent that such responsibility is specifically vested in the Performance Compensation Committee). The Compensation Committee administers the Long-Term Incentive Plan and establishes the terms of any benefits granted thereunder. The Compensation Committee held three formal meetings during fiscal year 1998.

  Except for the Non-Employee Director Stock Option Plan, none of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

PERFORMANCE COMPENSATION COMMITTEE

  The members of the Performance Compensation Committee are David B. Heller (chairman) and John N. Latter. The Performance Compensation Committee administers the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are intended to provide "performance-based compensation" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended) including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity), (ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity), or (iv) consultants or individuals who are otherwise receiving compensation for personal services in any capacity other than as a director. The Performance Compensation Committee held one formal meeting during fiscal year 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. Mr. Comer is retired from active employment at the Company.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Compensation of Executive Officers Generally

  Lands' End believes that its employees are its most valuable asset. The Company's goal is to recruit, motivate, reward and retain the best hourly and salaried work force in the direct marketing industry. In addition, the Board and the Compensation Committee desire to appropriately recognize and reward the performance of, and to provide further incentives to, key individuals who contribute to the Company's financial performance. The Company has developed and implemented its compensation policies and practices, including those for executive officers, with those goals in mind.

  The Compensation Committee believes that Lands' End has derived significant benefits over the years from the fact that its founder and senior executive officers have had substantial amounts of stock ownership in the Company. Accordingly, one of the principal compensation practices used to recruit, motivate and retain the Company's most senior executive officers has been the use of stock option awards. Additional compensation for senior executives and other management personnel is provided through base salaries and annual and long-term incentive plans based on specific financial performance goals. In 1996, the Board adopted new annual and long-term incentive plans with performance goals based on the Company's annual pre-tax margin, each business unit's annual pre-tax margin and the Company's three year average return on invested capital and pre-tax margin. Those plans are described below.

  In 1994, the Compensation Committee engaged a nationally recognized compensation consulting firm to assist in developing an overall perspective on base, incentive and long-term compensation and benefit practices in the specialty retail business. Since that time, representatives of the consulting firm have met formally with the Compensation Committee (sometimes with other Board members in attendance) on a regular basis and have had numerous other informal discussions with members of the Compensation Committee and the Board.

  The Compensation Committee believes that it is desirable for the Company to maintain a competitive package of base, incentive and long-term compensation. Accordingly, the Committee from time to time considers data provided by its compensation consultant regarding compensation paid to executives of other companies deemed to be comparable to the Company in certain respects. The comparison group varies from time to time based on the specific nature of the comparison but generally is comprised of companies that tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels and lines of business. The companies used for comparison in compensation matters generally are not the same companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing shareholder returns.

  Although the Compensation Committee uses comparison group survey data in developing the Company's overall compensation perspective, it also considers other subjective factors that affect the comparability and usefulness of such data to the Company. These factors include the Company's leading position as a direct merchant, the evolving nature of its business as the Company continues to invest in developing new catalog formats and expanding internationally, and elements of its corporate culture.

 Components of Fiscal Year 1998 Compensation

  Base Salary. In determining and reviewing base salary levels, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance, the base salaries paid by competitors for comparable positions and, in the case of new hires, the amount of the individual's prior compensation and the need to induce the individual to enter the employ of the Company. In making salary decisions with respect to senior executives and overseeing other salary decisions made by management, the

Committee exercises its discretion and judgment based on the foregoing factors, without applying a specific formula to determine the weight of each factor considered.

  Annual Incentive Plan. The Annual Incentive Plan (bonus) provides for participation by most of the Company's salaried employees (currently approximately 790 individuals). Pursuant to this plan, each participant is granted an annual incentive award on or about the beginning of each fiscal year. Each annual incentive award consists of the right to be eligible to receive a cash bonus partially paid during the applicable fiscal year and the remainder paid after the completion of one full fiscal year from the date of grant. In December, participants receive a partial payment under annual incentive awards granted with respect to such period, and, if they are employed at the end of the one year performance period, participants receive the remaining payment in March.

  Other than participants employed by international subsidiaries of the Company, each participant's bonus eligibility amount is 10% of base salary, provided that the Compensation Committee has the right to approve higher levels for certain participants on an individual basis. Participants earn a bonus equal to their bonus eligibility amount multiplied by a factor of 0% to 200%, depending on financial results measured by a matrix of (i) the Company's annual pre-tax margin and (ii) the participant's business unit annual pre-tax margin. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee. For most of the Company's salaried employees, the bonus eligibility amounts are 10% of base salary. For the Company's Named Executive Officers other than the Chief Executive Officer and Mr. Ferry, the bonus eligibility amounts are 60% of base salary. Mr. Ferry was given a commitment, when he was hired by the Company as Vice Chairman, Sales, in July 1996, that his payment under the Annual Incentive Plan with respect to his first year of participation would be at least $250,000. During his second year of participation, Mr. Ferry's bonus eligibility amount will be 100% of base salary. The bonus eligibility amount for the Chief Executive Officer is 100% of base salary.

  In addition, for fiscal year 1998, the Compensation Committee authorized management to provide special incentives to the Company's core merchandise leaders, speciality business unit leaders, international business unit leaders and direct marketing leaders (approximately 18 individuals). Pursuant to this program, participants were eligible to receive cash bonuses equal to 2% to 4% of the excess of the participant's business unit pretax earnings over a threshold applicable to that business unit. A similar program is being considered for fiscal 1999.

  Long-Term Incentive Plan. The Long-Term Incentive Plan provides for participation by certain of the Company's managers (currently approximately 56 individuals). Pursuant to this plan, each participant is granted a long-term incentive award on or about the beginning of each fiscal year. Each long-term incentive award consists of the right to be eligible to receive a cash bonus after the completion of three full fiscal years from the date of grant. Participants must be employed by the Company at the completion of the three year performance period in order to receive any payments under long-term incentive awards granted with respect to such period (except in cases where a participant's employment terminates due to retirement, disability or death).

  The cash bonus eligibility amounts range from 10% to 30% of base salary for individual participants. For most participants in the plan, the bonus eligibility amounts are 10% of base salary. The Company's most senior executives, including the Named Executive Officers, do not participate in the Long-Term Incentive Plan. Participants earn a bonus equal to their bonus eligibility amount, multiplied by a factor of 0% to 200%, depending on overall corporate results measured by a matrix of (i) the Company's three year average pre-tax margin and (ii) the Company's three year average return on invested capital. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee.

  Stock Awards and Options. As noted in the last two years' Compensation Committee reports, the Committee generally expects that participation in the Long-Term Incentive Plan adopted in fiscal 1996 will lead to a reduction in the number of employees to whom options are granted under the Company's Stock Option Plan. Consistent with that view, the Company awarded stock option grants to a limited number of employees in fiscal year 1998.

  The Company awarded a total of 265,000 stock option grants in fiscal year 1998 under the Company's Stock Option Plan. In November 1997, the Company awarded a total of 265,000 stock option grants, including a grant of 70,000 options to Michael Smith, 15,000 options to Francis Schaecher and a total of 180,000 options to eleven other employees, none of whom is a Named Executive Officer.

 Chief Executive Officer Compensation

  The Chief Executive Officer of the Company is Michael Smith. In May 1997, in connection with the review of salary levels of certain senior officers and in light of Mr. Smith's performance as Chief Executive Officer, the Compensation Committee increased Mr. Smith's base salary from $425,0000 to $500,000 per year. Mr. Smith's bonus eligibility amount continues to be 100% of base salary for purposes of the Annual Incentive Plan described above.

  In November 1997, the Performance Compensation Committee awarded Mr. Smith options to purchase 70,000 shares of the Company's Common Stock at $34.9375 per share (the closing market price per share of the Common Stock on the date of grant). The options are exercisable for ten years and vest at the rate of 10% in year one, 15% in year two, 20% in year three, 25% in year four and 30% in year five. The specific number of options awarded was based on the recommendation of a representative of the Company's compensation consulting firm and on subjective judgment factors, including the overall compensation policies and practices described above, the then current level of Mr. Smith's beneficial ownership of stock in the Company and the number of stock options held by other officers of the Company.

 Tax Matters

  The Compensation Committee and the Board have considered the provisions of
Section 162(m) of the Internal Revenue Code, which impose an annual limit of $1 million on the deductibility of compensation payments to a company's chief executive officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year. "Performance-based compensation" (as defined in the Code) is excluded from this limit. It is the Company's intention to preserve the deductibility of compensation paid to its employees, including gains realized upon the exercise of non-qualified stock options, to the extent feasible and consistent with the Company's overall compensation philosophy. Accordingly, the Performance Compensation Committee administers the Company's Stock Option Plan and all other plans which are intended to provide "performance-based compensation" as defined in Section 162(m) of the Internal Revenue Code. This Committee consists of Mr. Heller, as chairman, and Mr. Latter, each of whom is believed to meet certain director eligibility requirements specified in Section 162(m).

  Notwithstanding the foregoing, the Compensation Committee believes that the Company's compensation philosophy is appropriate and consistent with the long-term interests of the Company, without regard to tax considerations. In the event of changes in the tax law or other circumstances that might affect tax treatment, the Compensation Committee would not currently anticipate that fundamental changes would be made in the Company's overall compensation policies and practices.

                                          Submitted by the Compensation
                                           Committee
                                          of the Board of Directors

                                          Howard G. Krane, Chairman
                                          Gary C. Comer
                                          David B. Heller
                                          John N. Latter

SUMMARY COMPENSATION TABLE

  Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended January 30, 1998:

                                                                  LONG TERM
                                                                 COMPENSATION
                                                              ------------------
                                 ANNUAL COMPENSATION                AWARDS
                         -----------------------------------  ------------------
                                                              RESTRICTED
                                                OTHER ANNUAL    STOCK     STOCK   ALL OTHER
NAME AND PRINCIPAL       FISCAL SALARY   BONUS  COMPENSATION    AWARDS   OPTIONS COMPENSATION
POSITION                  YEAR    ($)     ($)       ($)         ($)(1)     (#)      ($)(2)
------------------       ------ ------- ------- ------------  ---------- ------- ------------
Michael J. Smith........  1998  481,250 493,281       -0-          -0-    70,000    63,277(3)
President and             1997  350,481 315,433       -0-          -0-    50,000    40,134
Chief Executive Officer   1996  305,769   6,000   135,000(4)       -0-   110,000    20,625
William E. Ferry(5).....  1998  437,500 448,438       -0-          -0-       -0-   188,859(6)
Vice Chairman, Sales      1997  207,692 250,000       -0-      493,750   250,000    31,030
Stephen A. Orum.........  1998  265,000 162,975       -0-          -0-       -0-    32,767
Executive Vice
 President,               1997  250,000 135,000       -0-          -0-    25,000    24,853
Chief Operating Officer   1996  254,807   5,000       -0-          -0-    60,000    14,820
Bradley K. Johnson(7)...  1998  287,500 176,812       -0-          -0-       -0-    13,583
Senior Vice President,    1997  177,885  96,058       -0-          -0-    60,000    54,623
Chief Administrative
 Officer
& Chief Financial
 Officer
Francis P. Schaecher....  1998  217,500 133,762       -0-          -0-    15,000    25,527
Senior Vice President,    1997  193,250 104,355       -0-          -0-    12,000    18,126
Operations                1996  191,615   3,760       -0-          -0-    30,000    11,301

--------
(1) Dividends, if any, on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($39.3125) on the New York Stock Exchange on January 30, 1998) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. Smith, 1,400 shares, $55,038; Mr. Ferry, 20,000 shares, $786,250; Mr. Orum, 2,000 shares, $78,625; Mr.
    Johnson, 0 shares, $0; Mr. Schaecher, 0 shares, $0.
(2) For fiscal year 1998, these amounts represent the taxable portion of premiums on Company-provided life insurance, Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Smith, $807, $11,441, $50,668, respectively, Mr. Ferry, $5,504, $11,383, $26,214, respectively, Mr. Orum, $3,522, $11,383, $17,862, respectively; Mr. Johnson $1,248, $12,335, $0, respectively; and Mr. Schaecher, $1,793, $11,444, $12,290, respectively.
(3) Of the $63,277 in 1998, $361 is for personal use of Company planes and the remainder is described in footnote (2) above.
(4) In fiscal year 1996, Mr. Smith received a cash payment of $135,000 from the Company pursuant to the terms of his appointment as President and Chief Executive Officer of the Company, effective December 2, 1994.
(5) Mr. Ferry was appointed Vice Chairman, Sales on July 25, 1996.
(6) Of the $188,859 in 1998, $3,669 is for personal use of Company planes, $142,089 is for relocation expenses and the remainder is described in footnote (2) above.
(7) Mr. Johnson was appointed Senior Vice President, Chief Administrative Officer and Chief Financial Officer on May 20, 1996.

STOCK OPTION GRANTS IN FISCAL YEAR 1998

  Set forth below is certain information relating to options to acquire Common Stock granted to each Named Executive Officer during the fiscal year ended January 30, 1998, and the grant-date present value of each option grant.

                                                                 POTENTIAL REALIZABLE
                                  PERCENT OF                    VALUE AT ASSUMED ANNUAL
                                 TOTAL STOCK                     RATES OF STOCK PRICE
                          STOCK    OPTIONS                           APPRECIATION
                         OPTIONS  GRANTED TO  EXERCISE              FOR OPTION TERM
                         GRANTED EMPLOYEES IN  PRICE     EXP.   -----------------------
   NAME                  (#) (1) FISCAL YEAR   ($/SH)    DATE    5%($)(2)    10%($)(2)
   ----                  ------- ------------ -------- -------- ----------- ------------
Michael J. Smith........ 70,000     26.42%    $34.9375 12/31/07   1,538,075   3,897,775
Francis P. Schaecher.... 15,000      5.66%     34.9375 12/31/07     329,588     835,238

--------
(1) Options are exercisable starting on the first anniversary of the grant date, with 10% of the shares covered thereby becoming exercisable at that time, and an additional 15%, 20%, 25%, and 30% of the option shares becoming exercisable on the second, third, fourth, and fifth anniversaries of the grant date, respectively.
(2) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown. In order to realize the potential value set forth in the 5% and 10% columns, the per share price of the Common Stock would be approximately $56.91 and $90.62.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

  Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended January 30, 1998, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                                   NUMBER OF
                                                  SECURITIES
                                                  UNDERLYING          VALUE OF
                                               UNEXERCISED STOCK UNEXERCISED IN-THE-
                                                  OPTIONS AT     MONEY STOCK OPTIONS
                            SHARES     VALUE      FY-END (#)        AT FY-END ($)
                         ACQUIRED ON  REALIZED   EXERCISABLE/       EXERCISABLE/
   NAME                  EXERCISE (#) ($) (1)    UNEXERCISABLE    UNEXERCISABLE (2)
   ----                  ------------ -------- ----------------- -------------------
Michael J. Smith........     -0-        -0-     46,740/202,060   1,083,736/3,325,489
William E. Ferry........     -0-        -0-     25,000/225,000     489,063/4,401,563
Stephen A. Orum.........     -0-        -0-     68,380/ 75,220   1,659,054/1,705,271
Bradley K. Johnson......     -0-        -0-      6,000/ 54,000     117,375/1,056,375
Francis P. Schaecher....     -0-        -0-     15,580/ 50,020     324,679/  843,709

--------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.
(2) Calculated based upon the closing price of the Company's Common Stock ($39.3125) on the New York Stock Exchange on January 30, 1998.

PERFORMANCE GRAPH

  The following graph presents the cumulative total shareholder return of the Company, the Value Line Retail Index and the Standard & Poor's MidCap 400 Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Value Line Retail Index and the Standard & Poor's MidCap 400 Index. In addition to the Company, 52 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1993 in Company Common Stock, stocks constituting the Value Line Retail Index and stocks constituting the Standard and Poor's MidCap 400 Index with all dividends being reinvested. The January 31 dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1994, 1995, 1996 and 1998.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
    AMONG LANDS' END, INC., VALUE LINE RETAIL INDEX AND S&P MIDCAP 400 INDEX

                                      LOGO

                                          VALUE OF $100 INVESTED ON FEBRUARY 1,
                                                         1993 AT
                                         ---------------------------------------
                                         1/31/94 1/31/95 1/31/96 1/31/97 1/31/98
                                         ------- ------- ------- ------- -------
Lands' End, Inc.........................  $187    $124    $112    $218    $302
Value Line Retail Index.................   107      92      94     116     162
S&P MidCap 400 Index....................   115     110     144     176     219

                            PRINCIPAL SHAREHOLDERS

  The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the chief executive officer and each of the four other most highly compensated executive officers of the Company, and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 20, 1998, to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 20, 1998, and has been supplied by each of the persons included in the table.

                                                                       PERCENT
                                                                         OF
      BENEFICIAL OWNERS                                       AMOUNT    CLASS
      -----------------                                     ---------- -------
      Gary C. Comer (1).................................... 17,149,392 55.39%
        Address: Citicorp Plaza, Suite 875;
        8420 W. Bryn Mawr Avenue; Chicago, IL 60631
      Richard C. Anderson (2)..............................  1,199,010  3.87%
      David B. Heller (3)..................................     23,000    *
      Howard G. Krane (4)..................................     35,000    *
      John N. Latter (5)...................................    150,000    *
      Daniel Okrent (6)....................................      3,917    *
      William E. Ferry (7).................................    154,130    *
      Bradley K. Johnson (8)...............................      6,000    *
      Stephen A. Orum (9)..................................     94,130    *
      Francis P. Schaecher (10)............................     93,380    *
      Michael J. Smith (11)................................     84,910    *
      All directors and executive officers as a group
       (11 persons) (12)................................... 18,992,869 60.78%

--------
 (1) Share amount shown includes 1,000,000 shares of the Company's Common Stock owned by Mr. Comer gifted to his children as to which he disclaims beneficial ownership.
 (2) Share amount shown includes (i) exercisable options for 10,000 shares of Company Common Stock granted to Mr. Anderson on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) options for 5,000 shares of Company Common Stock granted to Mr. Anderson on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days, (iii) 89,382 shares of the Company's Common Stock owned by Mr. Anderson's wife as to which he disclaims beneficial ownership and (iv) 37,818 shares of the Company's Common Stock which Mr. Anderson gifted to his son as to which he disclaims beneficial ownership.
 (3) Share amount shown includes (i) exercisable options for 10,000 shares of Company Common Stock granted to Mr. Heller on May 14, 1997 under the Non-Employee Director Stock Option Plan and (ii) options for 5,000 shares of Company Common Stock granted to Mr. Heller on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days.
 (4) Share amount shown includes (i) exercisable options for 10,000 shares of Company Common Stock granted to Mr. Krane on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) options for 5,000 shares of Company Common Stock granted to Mr. Krane on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days and (iii) 2,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.
 (5) Share amount shown includes (i) exercisable options for 10,000 shares of Company Common Stock granted to Mr. Latter on May 14, 1997 under the Non-Employee Director Stock Option Plan and (ii) options for 5,000 shares of Company Common Stock granted to Mr. Latter on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days.
 (6) Share amount shown includes exercisable options for 2,917 shares of Company Common Stock granted to Mr. Okrent on October 7, 1997 under the Non-Employee Director Stock Option Plan.
 (7) Share amount shown includes (i) exercisable options for 25,000 shares of Company Common Stock granted to Mr. Ferry on July 25, 1996 under the Stock Option Plan, (ii) 12,610 shares of the Company's Common Stock owned by Mr. Ferry and his wife as tenants in common as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, (iii) 61,520 shares of the

   Company's Common Stock owned by Mr. Ferry's family's limited partnership, Ferry Lands' End Limited Partnership, as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein and (iv) 20,000 shares of the Company's Common Stock owned by Mr. Ferry's family's limited partnership, Ferry Lands' End II Limited Partnership, as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(8) Share amount shown includes exercisable options for 6,000 shares of Company Common Stock granted to Mr. Johnson on July 25, 1996 under the Stock Option Plan.
(9) Share amount shown includes (i) exercisable options for 84,130 shares of Company Common Stock granted to Mr. Orum on December 9, 1991, April 6, 1993, December 10, 1993, February 13, 1995 and March 15, 1996 under the Stock Option Plan and (ii) options for 6,000 shares of Company Common Stock granted to Mr. Orum on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.
(10) Share amount shown includes exercisable options for 23,380 shares of Company Common Stock granted to Mr. Schaecher on December 10, 1993, February 13, 1995 and March 15, 1996 under the Stock Option Plan.
(11) Share amount shown includes (i) exercisable options for 76,240 shares of Company Common Stock granted to Mr. Smith on April 6, 1993, December 10, 1993, February 13, 1995 and March 15, 1996 under the Stock Option Plan and (ii) options for 4,000 shares of Company Common Stock granted to Mr. Smith on April 6, 1993 under the Stock Option Plan, which options will become exercisable within 60 days.
(12) Share amount shown includes exercisable options and options which will become exercisable within 60 days for 287,667 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan.
    *Less than 1%.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends that shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 29, 1999. A representative of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the two fiscal years ended January 30, 1998.

ADDITIONAL MATTERS

  The Board of Directors is not aware of any other matters that will be presented for action at the 1998 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

SUBMISSION OF SHAREHOLDER PROPOSALS

  The Company's By-Laws require that the Company be provided with written notice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Company not less than 10 business days prior to such meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

  In addition, all shareholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 1999 Annual Meeting of shareholders (i) must be received by the Secretary of the Company not later than December 21, 1998, and (ii) must satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

COST OF PROXY SOLICITATION

  The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board of Directors. In addition to using the mails, officers and other employees of the Company may solicit proxies in person and by telephone and telegraph.

REPORT TO SHAREHOLDERS

  The Company has mailed this Proxy Statement along with a copy of the Company's 1998 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 1998 Annual Report are the Company's consolidated financial statements for the fiscal year ended January 30, 1998.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          LOGO
                                          Robert S. Osborne
                                          Secretary

April 13, 1998

                         LANDS' END 1998 ANNUAL MEETING

                                      LOGO

                               LANDS' END, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 1998

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary C. Comer, Michael J. Smith and Robert
S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 20, 1998, at the annual meeting of shareholders to be held on May 13, 1998, or any adjournment thereof.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the nominees listed in Item 1 and FOR Proposal 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.


        .     DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED     .



                     LANDS' END, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS:
   1 - John N. Latter   2 - Daniel Okrent    3 - Michael J. Smith

   [_] FOR all nominees                    [_] WITHHOLD AUTHORITY
       listed to the left (except              to vote for all nominees
       as specified below).                    listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)[__________]


2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

           [_] FOR               [_] AGAINST             [_] ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box              Date_________________
Indicate changes below.
Address Change? [_]      Name Change? [_]


                           NO. OF SHARES

                    [_______________________]

                    Signature(s) in Box
                    When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.